Exhibit 99.1

Solazyme Reports First Quarter 2012 Results

•  Forms Joint Venture with Bunge

•  Signs Contingent Offtake Agreement and Joint Development Agreement with Dow

•  Partners with Volkswagen to Demonstrate Renewable Diesel in Passenger Vehicles

South San Francisco, CA – May 7, 2012 – Solazyme, Inc. (NASDAQ: SZYM), a renewable oil and bioproducts company, announced today financial results for the first quarter ended March 31, 2012 and recent key corporate highlights.

“We’ve just wrapped up a great quarter in which we’ve made progress ramping our production capacity, partnering with industry leaders to commercialize our products, and tailoring new valuable triglyceride oils,” said Jonathan Wolfson, CEO of Solazyme. “We remain focused on executing upon our near-term commercialization plans, and we are very excited about the ultimate value we expect to achieve.”

Financial Results

Total revenue for the first quarter ended March 31, 2012 was $13.6 million compared with $7.7 million in the first quarter of 2011. First quarter GAAP net loss attributable to Solazyme, Inc. common stockholders was $16.8 million, which compares with net loss attributable to common stockholders of $7.3 million in the prior year period. On a non-GAAP basis, the net loss attributable to Solazyme, Inc. common stockholders was $12.8 million for the first quarter of 2012, compared with net loss attributable to common stockholders of $5.6 million in the prior year quarter. A reconciliation of GAAP to non-GAAP results is included below.

“We have a strong balance sheet with approximately $219 million in cash, cash equivalents and marketable securities, our partnerships continue to advance, and we are well positioned to continue commercializing our technology,” said Tyler Painter, CFO of Solazyme.

Recent Business Highlights

•

Solazyme and Bunge form Joint Venture (JV) for commercial-scale renewable oil production facility in Brazil. The JV, Solazyme Bunge Renewable Oils, will have an expected annual production capacity of 100,000 metric tons of oil. It will utilize Solazyme’s renewable tailored oil production technology, coupled with Bunge’s sugarcane supply and processing capabilities, to produce sustainable tailored triglyceride oils for use in oleochemical and fuel applications.

•

Signed Contingent Offtake Agreement and Phase 2 Joint Development Agreement (JDA) with The Dow Chemical Company for tailored bio-based dielectric fluids. The Contingent Offtake Agreement requires Dow to purchase all of its microbe-based oils for use in dielectric fluid applications from Solazyme. Final pricing for the oils will be linked to certain items including Solazyme’s sugar-based feedstock costs. We anticipate that the multi-year JDA will accelerate the commercialization of Solazyme’s base oils for dielectric insulating fluids for transformers and other electrical applications. We expect Solazyme’s algal oils will provide higher flash points and increased functionality in dielectric insulating fluids for transformers and other electrical applications.

•	Solazyme’s Algenist® average monthly revenues year to date 2012 doubled as compared to average monthly revenues in 2011.

•

Partnered with Volkswagen to evaluate emissions reductions and demonstrate the performance of Clean Diesel technology when powered by advanced renewable diesel. This 12-month evaluation period of SoladieselRD® in Volkswagen vehicles is an important step in demonstrating the drop-in capability of our fuels.

•

First ever operational deployment of advanced biofuels by the Department of Defense uses Soladiesel®HRD-76 on USS Ford Frigate voyage. The ship successfully journeyed from its homeport in Everett, WA to San Diego, CA using Soladiesel®HRD-76, Solazyme’s 100% algal derived renewable marine diesel fuel. The voyage was fueled using 95,000 liters of a 50/50 blend using Soladiesel® and petroleum F-76 in the ship’s LM 2500 diesel turbines.

Conference Call

Solazyme will hold a conference call for investors on May 7, 2012 at 1:30 p.m. PT (4:30 p.m. ET). Investors may access the call by dialing 973-409-9250. A live webcast of the call will be available from the Investor Relations section of www.solazyme.com. A recording of the call will also be available by calling 404-537-3406; access code 71049526 beginning approximately two hours after the call, and will be available for one week. A webcast replay from today’s call will also be available from the Investor Relations section of www.solazyme.com approximately two hours after the call and will be available for up to thirty days.

About Solazyme, Inc.

Solazyme, Inc. is a renewable oil and bioproducts company that transforms a range of low-cost plant-based sugars into high-value oils. Headquartered in South San Francisco, Solazyme’s renewable products can replace or enhance oils derived from the world’s three existing sources — petroleum, plants and animal fats. Initially, Solazyme is focused on commercializing its products into three target markets: (1) chemicals and fuels, (2) nutrition and (3) skin and personal care. For more information, please visit our website: http://www.solazyme.com

Solazyme®, the Solazyme logo and other trademarks or service names are the trademarks of Solazyme, Inc.

Non-GAAP Financial Measures

This press release includes the following financial measure defined as “non-GAAP financial measures” by the Securities and Exchange Commission: non-GAAP net loss. This measure may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of this non-GAAP financial measures to the nearest comparable GAAP measures, see “Reconciliation of GAAP to Non-GAAP Net-Loss Per Share” included in the tables to this press release.

This non-GAAP measure is provided to enhance investors’ overall understanding of Solazyme’s current financial performance and Solazyme’s prospects for the future. Specifically, Solazyme believes the non-GAAP measure provides useful information to both management and investors by excluding certain expenses that may not be indicative of its core operating results and business outlook.

For its internal budgeting process, Solazyme’s management uses financial measures that do not include stock-based compensation expense or special one-time expenses such as non-cash losses due to warrant revaluations. In addition to the corresponding GAAP measures, Solazyme’s management also uses the foregoing non-GAAP measure in reviewing the financial results of Solazyme. Solazyme excludes stock-based compensation expenses and special non-cash one-time charges from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Solazyme, including statements that involve risks and uncertainties concerning: its commercialization plans and commercialization timetable for tailored oils; the capacity of the JV facility; Dow’s future use of Solazyme’s oils for the dielectric market and the pricing thereof; the attributes of Solazyme’s oil applications; and Solazyme’s ability to maintain its relationships with its partners. When used in this press release, the words “will”, “expects”, “intends” and other similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Solazyme, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this press release due to a number of risks and uncertainties. Potential risks and uncertainties include, among others: Solazyme’s limited operating history; its limited history in commercializing products; implementation risk in deploying new technologies; its limited experience in constructing and operating commercial manufacturing facilities; delays related to construction, facilitization or start-up of production facilities; its access to adequate supply of feedstock on favorable terms; its ability to enter into and maintain strategic collaborations; its ability to obtain requisite regulatory approvals; and its access, on favorable terms, to any required financing. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Solazyme.

In addition, please refer to the documents that Solazyme, Inc. files with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31,

2011 for a discussion of these and other risks. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Solazyme is not under any duty to update any of the information in this press release.

Contacts

Solazyme, Inc.

Corporate Communications:

Genet Garamendi

press@solazyme.com

Or

The Blueshirt Group

Chris Danne, Maria Riley

415-217-7722

chris@theblueshirtgroup.com

maria@theblueshirtgroup.com

SOLAZYME, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Three months ended March 31, 2012 and 2011

In thousands, except per share amounts

	Three Months Ended March 31,
	2012	2011
	(Unaudited)
Revenues
Research and development programs	$9,560	$5,399
Product revenue	3,996	2,343

Total revenues	13,556	7,742
Costs and operating expenses (1)
Cost of product revenue	1,246	664
Research and development	15,361	8,150
Sales, general and administrative	14,056	6,109

Total costs and operating expenses	30,663	14,923

Loss from operations	(17,107)	(7,181)
Other income (expense)
Net interest and other income	327	375
Loss from change in fair value of warrant liability	—	(483)

Total other income (expense)	327	(108)

Net Loss	(16,780)	(7,289)
Accretion of redeemable convertible preferred stock	—	(36)

Net loss attributable to Solazyme, Inc. common stockholders	$(16,780)	$(7,325)

Net loss per share attributable to Solazyme, Inc. common stockholders, basic and diluted	$(0.28)	$(0.60)

Weighted average number of common shares used in loss per share computation, basic and diluted	60,101	12,160

Reconciliation of GAAP to non-GAAP basic net loss per share:
	Three Months Ended March 31,
In thousands, except per share amounts	2012	2011
	(Unaudited)
Net loss attributable to Solazyme, Inc. common stockholders	$(16,780)	$(7,325)
Loss from change in fair value of warrant liability	—	483
(1) Operating expenses include stock-based compensation expense as follows:
Research and development	925	331
Sales, general and administrative	3,065	932

Total stock-based compensation expense	3,990	1,263

Net loss attributable to Solazyme, Inc. common stockholders (non-GAAP)	$(12,790)	$(5,579)

Basic and diluted loss per share attributable to Solazyme, Inc. common stockholders (GAAP)	$(0.28)	$(0.60)
Loss from change in fair value of warrant liability	—	0.04
Stock-based compensation expense	0.07	0.10

Net loss per share attributable to Solazyme, Inc. common stockholders (non-GAAP)	$(0.21)	$(0.46)

SOLAZYME, INC.

Consolidated Balance Sheets

In thousands

	March 31,	December 31,
	2012	2011
	(Unaudited)	(Unaudited)
Assets
Current assets
Cash and cash equivalents and marketable securities	$218,733	$243,724
Other current assets	16,990	15,169

Total current assets	235,723	258,893
Property, plant and equipment - net	28,560	25,985
Other assets	341	346

Total assets	$264,624	$285,224

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$7,100	$5,289
Other current liabilities	16,886	23,923

Total current liabilities	23,986	29,212
Other liabilities	472	491
Long-term debt	10,447	14,963

Total liabilities	34,905	44,666

Total stockholders’ equity	229,719	240,558

Total liabilities and stockholders’ equity	$264,624	$285,224